Exhibit 99.1

Dear Fellow Shareholders,                                                                                                                                                     October 25, 2019

“Execution,” according to the business executive and writer, Lawrence Bossiday, “is the ability to mesh strategy with reality, align people with goals, and achieve the promised results.”

As you read through this 2019 3rd quarter report, I believe you’ll see evidence of your experienced Management’s team ability to not only develop a strategic vision with expansive goals, but to deliver upon them. And in this case, delivering means realizing yet another record-breaking quarterly performance.

Farmers to Acquire Geauga Savings Bank

Mergers and acquisitions are integral components of Farmers’ growth plan. Over the past four years our management team has successfully identified, completed, and integrated three bank mergers and an insurance agency merger. I’m pleased to announce that we have another acquisition underway. On August 30, 2019, Farmers National Banc Corp. announced that we entered into an agreement to merge with Maple Leaf Financial, the holding company for Geauga Savings Bank.

The experienced Farmers acquisition team is looking forward to the early 2020 conversion of Geauga Savings Bank by welcoming their customers to Farmers. The transaction increases Farmers’ market share in Cuyahoga and Geauga Counties and enables Farmers to continue building local scale throughout Northeast Ohio.

Once the merger is complete, Farmers will have approximately $2.7 billion in assets and 42 locations throughout Ohio and western Pennsylvania. Farmers expects the transaction to be accretive to earnings per share for the first full year of operation, excluding one-time merger costs, and expects any tangible book value dilution created in the transaction to be earned back in under two years

Record Quarter

Perhaps the best evidence of your bank’s ability to execute and on our ambitious strategic plan – is our continued high performance in terms of net income profitability.

Net income for the 2019 third quarter was a record $9.2 million, which increased 13% over the prior year period. To add some context – for the full year ended December 31, 2015, Farmers had net income of $8.1 million, which is significantly less than this quarter’s robust results.

This significant increase in profitability is a direct result of several tactics: our acquisition strategy, focus on operational excellence and team of committed employees. All of these factors have contributed to the increased size of our loan portfolio, higher noninterest income, and a meaningful improvement in our efficiency ratio.

We are extremely proud of our recent accomplishments and continue to invest in our business, while focusing on positive execution of our strategic plan. As a result, I am extremely excited by the long-term opportunities we have to continue producing record results and creating value for our shareholders.

Market Share

Market share is important to a business because the market is a pie and the bigger the slice of the pie the more profit potential. If a bank is growing efficiently and continues to increase its market share they are keeping their competitors from taking business from them.

Benchmarking against other banks is a productive way by which to gauge our ability to successfully execute our strategy. I’m pleased to share that Farmers’ deposit market share in Ohio increased from 0.48% last year to 0.54% this year. Farmers also became one of the 20 largest banks in Ohio, ranking 21st last year and 18th this year. Overall, Farmers’ deposits in the state increased by nearly $341 million or 21%, which is the second highest increase of the top 20 Ohio banks in 2019.

Finally, your bank has substantially grown its geographic footprint over the last few years, but the strength of a bank’s roots matter. We are now the sole independent bank headquartered in Mahoning County, which your bank has called home since 1887.

As always, I am open to your calls, letters and emails.

Very truly yours,

Kevin J. Helmick

President & CEO